Exhibit 10.15

November 20, 2015

Mr. Sridhar Ramachandran

[personal address redacted]

Via email: [personal email address redacted]

Dear Sri,

We are pleased to offer you the position of Chief Technology Officer with Numerex reporting to Marc Zionts, Chief Executive Officer.

We are eager to get you on board and would like you to formally accept this offer by Tuesday, November 24th and start work at Numerex on or before Monday January 4th, 2016. I understand you may be able to start prior to January 4th but on a part-time basis. In that case, we will compensate you on a base-pay-equivalent hourly/daily rate.

If you plan on accepting this offer, please contact me to confirm your start date.

Shortly after you begin working, Marc will establish specific short and longer-term goals with you. Aside from your specific job requirements, you will be expected to contribute to our overall business and cultural growth by, among other things, helping colleagues achieve their goals and contributing to the development of company-wide intellectual capital.

We have developed the following competitive compensation package commensurate with your extensive experience and abilities.

Base Pay

You will earn base pay at an annualized pre-tax rate of $275,000 payable twice a month.

Bonus

You will participate in our Executive Bonus Plan with an annual bonus targeted at 40% of base pay ($110,000). For 2016, this bonus can range from 0% to 60% of base pay depending on Numerex’s achievement against four key financial targets, weighted equally: the percentage of our total revenue that is recurring revenue, gross margin percentage, percentage growth in revenue and percentage growth in EBITDA.

Equity

Subsequent to your hire, management will recommend to the Compensation Committee of the Board of Directors that you be granted 31,700 restricted share units (RSUs) and 63,500 stock options. These equity grants will vest in accordance with Numerex’s current standard vesting terms: 25%/year for four years. Vesting is accelerated upon the occurrence of a Change-in-Control.

At Numerex’s prevailing share price of $6.50/share, the equity grants have an approximate present value of 150% of your base pay ($412,500) split 50%/50% in value between RSUs and options.

In addition to the one-time grant at hire, you will be eligible for annual equity grants with a targeted present value equal to 50% of your base pay. These grants are usually made on or around our annual shareholder’s meeting held in the spring.

No Equity is granted until approved by the Compensation Committee.

3330 Cumberland Boulevard, Suite 700 Atlanta, GA 30339 770.693.5950 ww.numerex.com

Mr. Sridhar Ramachandran

November 20, 2015

Associate Benefits

You will be entitled to the benefits generally provided to Numerex associates. Numerex currently offers medical, dental, vision, 401(k), paid-time-off and life insurance plans.

The 401(k) plan includes a company match of 50% of your pre-tax deferrals up to 6% of semi-monthly compensation (i.e., a 3% match) subject to Internal Revenue Code limitations on contributions. Under the paid-time-off plan, you will accrue 15 days of vacation per year, have two elective holidays which can be taken at any time, and be able to take up to seven paid days off in the event of illness. This is in addition to the standard Company-wide holidays (e.g., Thanksgiving, Christmas).

SEVERANCE & CHANGE IN CONTROL

Management will recommend to the Compensation Committee that Numerex enter into a severance and change in control agreement with you with the following key terms:

•	Six months of base pay in the event you are terminated by Numerex or any successor organization without Cause or you resign for Good Reason.

•	All outstanding equity grants will be vested in the event of a change-in-control.

COMPANY POLICIES AND EMPLOYMENT REQUIREMENTS

By accepting employment with Numerex, we expect that you will maintain all information about its operations, customers, and associates as confidential and, in the event that you leave Numerex, refrain from competition with the firm.

As a condition of your employment, you are required to sign the attached Business Protection Agreement. Employment is further contingent upon demonstrating you have the legal right to work in the United States without sponsorship by Numerex, passing a drug test, and a satisfactory background and reference check. The background check may include a review of your credit history.

If you accept this offer, please email a signed copy of this offer letter and Business Protection Agreement to me at jmarkson@numerex.com.

After we receive the signed offer letter and Business Protection Agreement, you will receive an email from [vendor name redacted], the company Numerex uses to conduct the background check and drug test, with information about completing them.

Unless formally accepted beforehand, this offer will expire at the close of business on Tuesday, November 24th, 2015.

This letter covers all the principal aspects of our offer and does not create a contract of employment or a contract for benefits. Your employment relationship with the Company is at-will. At either your option or the Company's option, your employment may be terminated at any time, with or without cause or notice.

Sri, we are excited about the prospect of you joining Numerex and helping us continue our growth; your experience, track record of success and integrity is a wonderful fit with our culture.

Please feel free to contact me or Marc if you have any questions or would like to discuss any aspect of this offer.

SIGNATURE PAGE TO FOLLOW

Mr. Sridhar Ramachandran

November 20, 2015

Sincerely,

John Markson

VP, Human Resources

Accepted:

SIGNATURE:	DATE:

/s/ Sridhar Ramachandran	November 22, 2015

Sridhar Ramachandran

Cc: Mark Zionts

[Standard Business Protection Agreement Redacted]